        Exhibit 99(a) (10)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities.The Offer is being made in the United States solely by the Offer to Purchase dated July 5, 2002, and the related Form of Acceptance and/or Letter of Transmittal, and will not be made to (nor will tenders be accepted from or on behalf of) holders of JSG Shares or JSG ADSs in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Recommended Cash Offer
by

MDCP Acquisitions I

an affiliate of

Madison Dearborn Partners, L.L.C.

and
(outside the United States) by

Deutsche Bank

on its behalf for

Jefferson Smurfit Group plc

        MDCP Acquisitions I, a public unlimited company incorporated under the laws of Ireland (the "Offeror") is offering to purchase (i) all issued and to be issued ordinary shares of euro 0.30 each ("JSG Shares") of Jefferson Smurfit Group plc, a public limited company incorporated under the laws of Ireland (the "Company"or "JSG"), at €2.15 each, and (ii) all issued American Depositary Shares ("JSG ADSs"), each representing ten JSG Shares and evidenced by American Depositary Receipts ("JSG ADRs"), at €21.50 each, on the terms and subject to the conditions set forth in the Offer to Purchase dated July 5, 2002 (the "Offer Document"), and in the related Form of Acceptance and/or Letter of Transmittal (which, together with the Offer Document and any amendments or supplements thereto, collectively constitute the "Offer"). JSG Shares and JSG ADSs are referred to collectively as "JSG Securities." Deutsche Bank Securities Inc., an affiliate of Deutsche Bank, has been appointed by MDCP Acquisitions I to act as dealer manager in the United States (the "Dealer Manager") in connection with the Offer and Deutsche Bank is making the Offer on behalf of MDCP Acquisitions I outside the United States.

        THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL OFFER PERIOD. THE INITIAL OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 1.00 P.M. (DUBLIN TIME), 8.00 A.M. (NEW YORK CITY TIME), ON AUGUST 6, 2002, UNLESS EXTENDED TO A LATER DATE. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED, OR TO THE EXTENT PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF JSG SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER FROM THE DATE OF THIS ANNOUNCEMENT UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE OFFER DOCUMENT.

        The Offer is conditioned on, amongst other things, (i) the Company distributing pro rata to its shareholders its 29.3 percent share-holdings in its US associate, Smurfit-Stone Container Corporation ("SSCC"), in exchange for cancellation of a portion of the Company's share capital pursuant to a reduction in capital (the "Spin-Off") and (ii) valid acceptances being received (and not, where permitted, withdrawn) by not later than 1:00 p.m. (Dublin time), 8:00 a.m. (New York City time) on August 6, 2002, (or such later time(s) and/or date(s) as the Offeror may, subject to the Irish Takeover Panel Act, 1997 and the Irish Takeover Panel Act, 1997, Takeover Rules, 2001 (collectively, the "Irish Takeover Rules") and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), decide) in respect of JSG Securities representing not less than 80 percent (or such lower percentage as the Offeror may decide, save that the Offeror may not lower the percentage without the prior written consent of JSG provided that such consent shall not be unreasonably withheld or delayed) in nominal value of the JSG Securities (including JSG Shares represented by JSG ADSs) to which the Offer relates; provided that this condition will not be satisfied unless the Offeror shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, JSG Securities (including JSG Shares represented by JSG ADSs) carrying in the aggregate more than 50 percent of the voting rights then normally exercisable at general meetings of JSG (the "Acceptance Condition"). Subject to the Irish Takeover Rules, the Offeror reserves the right to reduce the percentage of JSG Securities required to satisfy the Acceptance Condition at any time prior to all other conditions of the Offer being satisfied, fulfilled or, where permitted, waived, in accordance with the procedures described in the Offer Document.

        The Offer and the Spin-Off are contemplated by a Transaction Agreement, dated as of June 17, 2002 (the "Transaction Agreement") by and between JSG and the Offeror. The Transaction Agreement provides, among other things, that if all of the conditions to the Offer have been either satisfied, fulfilled, or to the extent permitted, waived and the Offeror has acquired or contracted to acquire, pursuant to the Offer or otherwise, at least 80 percent in nominal value of the JSG Shares (including JSG Shares represented by JSG ADSs) to which the Offer relates, the Offeror will be required to acquire the remaining JSG Shares on the same terms as the Offer pursuant to the compulsory acquisition procedures and time limits provided for in section 204 of the Companies Act, 1963 of Ireland.

        The Independent Directors of JSG, having been so advised by UBS Warburg and IBI Corporate Finance, their financial advisors, consider the Offer and the Spin-Off together to be fair and reasonable from a financial point of view. The Independent Directors of JSG consider the Offer and the Spin-Off together to be in the best interests of JSG shareholders as a whole and have unanimously recommended that all JSG shareholders accept the Offer, as they have undertaken to do so in respect of their shareholdings.

        If all of the conditions to the Offer described in the Offer Document have not been either satisfied, fulfilled, or to the extent permitted, waived by the Offeror by 1.00 p.m. (Dublin time), 8.00 a.m. (New York City time), on August 6, 2002, the Offeror may choose, but shall not be obliged, to extend the Initial Offer Period. The Offeror may also be required to extend the Initial Offer Period under applicable securities laws if it changes the Offer in any material respect. The Initial Offer Period for acceptances and withdrawals cannot extend beyond 1.00 p.m. (Dublin time), 8.00 a.m. (New York City time), on September 3, 2002, without the consent of the Irish Takeover Panel.

        If the Offer becomes or is declared unconditional in all respects, the tendered JSG Securities shall be deemed to be accepted for payment and the consideration for JSG Securities so purchased pursuant to the Offer will be paid, with respect to acceptances received during the Initial Offer Period, within 14 calendar days after the expiration of the Initial Offer Period. Following expiration of the Initial Offer Period, the Offeror will provide a Subsequent Offer Period of at least 14 calendar days, during which time acceptances of the Offer may be received. With respect to acceptances received during the Subsequent Offer Period, consideration for those securities will be paid within 14 calendar days of receipt of acceptance. Payment for JSG Securities purchased pursuant to the Offer will be made only after timely receipt by JPMorgan Chase Bank, in its capacity as the "US Depositary" for the Offer in the United States, in the case of JSG ADSs, and by Capita Corporate Registrars Plc, in its capacity as the "Irish Receiving Agent" for the Offer, in the case of JSG Shares, of (i) certificates representing the JSG Shares, JSG ADRs evidencing the JSG ADSs, or (only in the case of JSG ADSs) timely confirmation of book-entry transfer of such JSG ADSs evidenced by ADRs into the US Depositary's account pursuant to the terms set forth in the Offer Document, (ii) the Letter of Transmittal (in the case of acceptances relating to JSG ADSs) or the Form of Acceptance (in the case of acceptances relating to JSG Shares), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal or the Form of Acceptance. Holders of JSG ADSs will receive cash consideration in U.S.dollars from the US Depositary.

        If a holder of JSG ADSs desires to tender JSG ADSs pursuant to the Offer and the JSG ADRs evidencing such JSG ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiration of the Subsequent Offering Period, such holder's tender of JSG ADSs may be effected by following the guaranteed delivery procedures set forth in the Offer Document.

        Acceptances of the Offer may be withdrawn pursuant to the procedures set out below at any time from the date of this announcement until the latest time specified for receipt of acceptances on the last day of the Initial Offer Period and in certain other limited circumstances described in the Offer Document. JSG Securities in respect of which acceptances have been received during the Initial Offer Period and not validly withdrawn during the Initial Offer Period, and JSG Securities in respect of which acceptances have been received during the Subsequent Offering Period, may not be withdrawn, except in certain limited circumstances described in the Offer Document. To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the Irish Receiving Agent or the US Depositary) to whom the Form of Acceptance or Letter of Transmittal was originally sent at one of the addresses set forth in the Offer Document and must specify the name of the person who has tendered the JSG Securities, the number of JSG Securities to be withdrawn and (if certificates or JSG ADRs have been tendered) the name of the registered holder of the relevant JSG Securities, if different from the name of the person who tendered the JSG Securities. In respect of JSG ADSs, if JSG ADRs have been delivered or otherwise identified to the US Depositary, then, prior to the physical release of such JSG ADRs, the serial numbers shown on such JSG ADRs must be submitted and, unless the JSG ADSs evidenced by such JSG ADRs have been delivered by an Eligible Institution (as defined in the Offer Document) or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If JSG ADSs evidenced by JSG ADRs have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer Document, any notice of withdrawal must be delivered through the Book-Entry Transfer Facility (as defined in the Offer Document) and must comply with the Book-Entry Transfer Facility's procedures for withdrawal of securities. All questions as to the validity (including the time of receipt) of any Notice of Withdrawal (as defined in the Offer Document) will be determined by the Offeror, whose determination (except as required by the Irish Takeover Panel) shall be final and binding.

        The receipt of cash and SSCC Shares in exchange for JSG Securities pursuant to the Offer will be a taxable transaction for US Federal income tax purposes. US Holders (as defined in the Offer Document) who sell their JSG Securities pursuant to the Offer generally will recognize taxable gain or loss equal to difference between their amount realized (including both the cash consideration received in the Offer and the fair market value, on the date of the Spin-Off, of the SSCC shares received in the distribution) and their tax basis in the JSG Securities. Such gain or loss generally will be capital gain or loss, and will be long-term if such US Holders held their JSG Securities for more than one year. See the Offer Document for more information on calculating the amount realized as well as other US Federal income tax consequences of accepting the Offer and receiving SSCC shares in the Spin-Off.

        The information required to be disclosed by Rules 13e-3(e)(1) and 14d-6(d)(1) under the Exchange Act is contained in the Offer Document and incorporated herein by reference. JSG has provided the Offeror with JSG shareholder and security position listings for the purpose of disseminating the Offer to holders of JSG Shares and JSG ADSs. The Offer Document, the Letter of Transmittal and/or the Form of Acceptance are being mailed to holders of record of JSG ADSs and JSG Shares and are being furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear as holders of record, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of JSG Shares and JSG ADSs.

        The Offer Document and related materials contain important information which should be read carefully before any decisions are made with respect to the Offer.

        Requests for assistance or copies of the Offer Document, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Form of Acceptance and all other related materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offeror's expense. Except as set forth in the Offer Document, no fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of JSG Shares and JSG ADSs pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Call Toll Free In the United States: (877) 750-5838
Call Toll Free Outside the United States: +800 4664 7000
Call Collect:(212) 750-5833

The Dealer Manager for the Offer is:

Deutsche Bank Securities Inc.
280 Park Avenue
New York, New York 10017
Call Collect:(212) 454-6910

July 5, 2002